EXHIBIT 4(ppp)

       Letter of Consent to the proposed merger from German American Capital
                          Corporation to CRIIMI MAE Inc.





                       GERMAN AMERICAN CAPITAL CORPORATION
                         31 West 52nd Street, 3rd Floor
                               New York, NY 10019
                              Tel:  (212) 469-6949
                              Fax:  (212) 469-7210


June 20, 1995


Ms. Cynthia O. Azzara
CRIIMI MAE Inc.
11200 Rockville Pike
Rockville, MD 20852

RE: Committed Master Repurchase Agreement dated as of January 23, 1995, between German American Capital Corporation, Inc., ("GACC") as Buyer and CRIIMI MAE Inc., as seller and Committed Master Repurchase Agreement Governing Purchases and Sales of Participation Certificates dated as of January 23, 1995, between GACC and CRIIMI (the "Facilities").

Dear Ms. Azzara:

GACC hereby consents to the proposed merger (the "Merger") between CRIIMI MAE Inc. and/or its affiliates ("CRIIMI") and the CRI Mortgage Businesses ("CRI"), as described in the Proxy Statement dated April 28, 1995, and to CRIIMI's actions as may be necessary to effectuate the Merger subject to the following:
(i) the issuance of a fairness opinion by Duff & Phelps, and (ii) the Merger does not cause an Event of Default under either of the Facilities.

If you have any questions, please do not hesitate to call me.

Sincerely,


/s/ John H. Cutting, III                 /s/ Joseph G. Kiely
------------------------                --------------------
Vice President                          Vice President